Exhibit 10.1

ENTEROMEDICS INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered on November 17, 2014 (“Agreement Date”) between EnteroMedics Inc. (“Company”), a Delaware corporation with its principal place of business at 2800 Patton Road, St. Paul, Minnesota 55113, and Bradford Hancock (“Employee”), a Minnesota resident, whose address is 8680 Great Waters Alcove, Eden Prairie, MN 55347, for the purpose of setting forth the terms and conditions of Employee’s employment by the Company.

RECITALS

WHEREAS, Employee possesses certain skills, talents, contacts, judgment and knowledge of the business of Company;

WHEREAS, Employee is currently employed by the Company as Chief Commercial Officer, the Company desires to have the continued benefit of Employee’s employment in such capacities, and Employee desires to continue to serve in such capacities, pursuant to the terms and conditions set forth in this Agreement;

WHEREAS, Employee will continue to be a key employee of the Company with significant access to confidential and proprietary information concerning the Company and its business, and Employee understands and agrees that the disclosure of such information or the engaging in competitive activities would cause substantial harm to the Company; and

WHEREAS, Employee understands that such continued employment is expressly conditioned on execution of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of Employee’s continued employment with Company and the foregoing premises, the mutual covenants set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Company and Employee agree as follows:

ARTICLE I: EMPLOYMENT, TERM, AND DUTIES

1.1 Employment. Company hereby employs Employee as Chief Commercial Officer and Employee accepts such employment and agrees to perform services for Company pursuant to the terms and conditions set forth in this Agreement.

1.2 Term. The term (“Term”) of this Agreement shall commence on the Agreement Date and, unless earlier terminated in accordance with Article III of this Agreement, shall terminate one year from the Agreement Date; provided, however, the term of this Agreement shall automatically renew for successive one year terms thereafter unless prior to ninety (90) days of the expiration of the initial Term or any additional Terms, either party provides written notice to the other of its or his desire to terminate this Agreement.

1.3 Position and Duties.

1.3.1 Service with Company. During the Term, Employee agrees to perform such duties and responsibilities as are assigned to him from time to time by the CEO and Company’s Board of Directors (“Board”) which currently encompasses financial and administrative services.

1.3.2 Performance of Duties. During the Term, Employee agrees to serve Company in an Executive capacity as Chief Commercial Officer and shall perform such duties as are required by the CEO and the Board. Employee hereby warrants and represents that Employee has no contractual commitments or other obligations to third parties inconsistent with Employee’s acceptance of this employment and performance of the obligations set forth in this Agreement. Employee shall perform such duties and carry out Employee’s responsibilities hereunder faithfully and to the best of Employee’s ability, and shall devote Employee’s full business time and best efforts to the business and affairs of the Company (exclusive of periods of vacation, sickness, disability, or other leaves to which Employee is entitled). Employee will perform all of Employee’s responsibilities in compliance with all applicable laws and in a professional manner consistent with generally accepted industry practices and procedures and any specific Company policies or guidelines, and Employee will ensure that the operations Employee manages are in compliance with all applicable laws

ARTICLE II: COMPENSATION, BENEFITS AND EXPENSES

2.1 Base Salary. Subject to the provisions of Article III of this Agreement, during the Term, Company shall pay Employee a Base Salary not less than $330,000 per year or such higher annual rate as may from time to time be approved by the Board. Such Base Salary shall be paid in substantially equal regular periodic payments, less deductions and withholdings, in accordance with Company’s regular payroll procedures, policies and practices as such may be modified from time to time. The Base Salary shall be reviewed by the compensation committee of the Board annually for potential adjustment on the basis of performance and Employee shall be eligible, at Company’s sole discretion, for annual salary increases consistent with Company’s procedures, policies and practices. If Employee’s Base Salary is increased from time to time during the Term, the increased amount shall become the Base Salary for the remainder of the Term and any extensions of the Term and for as long thereafter as required pursuant to Article III as applicable, subject to any subsequent increases.

2.2 Incentive Compensation. In addition to Base Salary, Company shall make Employee eligible for such cash and equity pursuant to Company’s Incentive Compensation Plan, if any, as may be applicable and adopted by Company. Payment of incentive compensation will be subject to Employee achieving certain objectives set annually by Employee and the Compensation Committee of the Board, with the target amount of any cash incentive compensation for any calendar year to be approved by the Compensation Committee of the Board, which in no event shall exceed 40% of Employee’s base salary in effect from time to time. Employee and the CEO will meet and review the objectives set by the CEO for the upcoming calendar year prior to March 31 of each year.

2.3 Participation in Benefits. During the Term of Employee’s employment by Company, Employee shall be entitled to participate in the employee benefits offered generally by Company to its employees in accordance with the Company’s existing policies and benefits plans, to the extent that Employee’s position, tenure, salary, health and other qualifications make Employee eligible to participate. Without limiting the foregoing, Employee shall be eligible to participate in any pension plan, or group life, health or accident insurance or any such other plan or policy that may presently be in effect or that may hereafter be adopted by the Company for the benefit of its employees and corporate officers generally. Employee is eligible to receive Paid Time Off (“PTO”) on an annual basis subject to Company’s PTO policy. PTO includes all forms of personal leave including vacation and sick leave. Employee’s participation in such benefits shall be subject to the terms of the applicable plans, as the same may be amended from time to time. Company does not guarantee the adoption or continuance of any particular employee benefit during Employee’s employment, and nothing in this Agreement is intended to, or shall in any way restrict the right of Company, to amend, modify or terminate any of its benefits during the Term of this Agreement. As with all benefits, the Company reserves the right to alter related policies and plans, or to cancel such policies or plans altogether, at any time and at its sole discretion.

ARTICLE III: TERMINATION AND COMPENSATION FOLLOWING TERMINATION

3.1 Termination. Subject to the respective continuing obligations of the parties under this Agreement, this Agreement and Employee’s employment hereunder may be terminated prior to the end of the Term (the “Separation Date”) under the following circumstances; in no event, however, shall the Separation Date be deemed to occur until Employee experiences a “separation from service” within the meaning of Section 409A of the Internal Revenue Code:

3.1.1 Termination By Mutual Agreement. By mutual written agreement of the parties at any time.

3.1.2 Termination By Employee’s Death. In the event of Employee’s death.

3.1.3 Termination By Employee’s Disability. In the event Employee becomes Disabled. For purposes of this Agreement, “Disabled” or “Disability” means the incapacity or inability of Employee, whether due to accident, sickness or otherwise (with the exception of the illegal use of drugs), as determined by a medical doctor acceptable to Company and confirmed in writing by such doctor, to perform the essential functions of Employee’s position under this Agreement, with or without reasonable accommodation (provided that no accommodation that imposes undue hardship on Company will be required) for an aggregate of ninety (90) days during any period of one hundred eighty (180) consecutive days, or such longer period as may be required under applicable law, including any entitlement to any applicable disability-related leave of absence if Employee requests to take such leave and satisfies all eligibility requirements for such leave and provided such leave does not impose an undue hardship on the Company.

3.1.4 Termination By Company For Cause. Company may terminate this Agreement and Employee’s employment for Cause at any time after providing written notice to Employee. For purposes of this Agreement, “Cause” means: (a) willful breach of Employee’s duties to Company or willful breach of this Agreement; (b) conviction of any felony or any crime involving fraud, dishonesty, or moral turpitude; (c) participation in any fraud against or affecting

Company or any subsidiary, affiliate, customer, supplier, client, agent, or employee thereof; or (d) any other act Company determines constitutes gross or willful misconduct detrimental to Company including, but not limited to, unethical practices, dishonesty, disloyalty, or any other acts harmful to Company; provided, however that a for Cause termination pursuant to clause (a), if susceptible of cure, shall not become effective unless Employee fails to cure such failure to perform or breach within thirty (30) days after his receipt of written notice from Company, such notice to describe such failure to perform or breach and identify what reasonable actions shall be required to cure such failure to perform or breach.

3.1.5 Termination By Employee Without Good Reason. The Employee may terminate Employee’s employment under this Agreement at any time for any reason or no reason with thirty (30) days written notice. Upon receiving Employee’s notice, Company has the option, at its discretion (a) to continue to engage Employee’s services through the 30-day notice period until the Separation Date, or (b) terminate the use of Employee’s services during the 30-day notice period, but for salary purposes, treat the Employee as if employment continued through the 30-day notice period through the Separation Date. In the event that Employee fails to provide thirty (30) days’ prior written notice, Employee shall not be entitled to any payment of incentive compensation, in accordance with Section 3.2.2 below.

3.1.6 Termination By Company Without Cause. Company may terminate Employee’s employment under this Agreement at any time for any reason or no reason with 30 days written notice including following a Change in Control as defined in Employee’s applicable Company Incentive Stock Option Agreement(s) or Non-Incentive Stock Option Agreement(s) (“Employee’s Stock Option Agreements”) as the case may be, except that no notice shall be required for a termination without Cause following a Change in Control. In the event the Company should give Employee notice of termination without Cause, the Company has the option, at its discretion (a) to continue to engage Employee’s services through the 30-day notice period until the Separation Date, or (b) terminate the use of Employee’s services during the 30-day notice period, but for salary purposes, treat the Employee as if employment continued through the 30-day notice period through the Separation Date.

3.1.7 Termination By Employee For Good Reason. Employee may terminate Employee’s employment pursuant to this Agreement for Good Reason. For purposes of this Agreement, “Good Reason” means: (a) at any time, the assignment by Company to Employee of employment duties, functions or responsibilities that are significantly different from, and result in a substantial diminution of, Employee’s compensation, duties, functions or responsibilities without Employee’s consent; or (b) at any time, a requirement that Employee be based at any office or location more than 75 miles from Employee’s primary work location prior to the date of this Agreement without Employee’s consent, provided that the Employee shall have Good Reason to terminate Employee’s employment if (i) within 30 days following Employee’s actual knowledge of the event which Employee determines constitutes Good Reason, Employee notifies the Company in writing that Employee has determined a Good Reason exists and specifies the event creating Good Reason, and (ii) following receipt of such notice, the Company fails to remedy such event within 30 days. If either condition is not met, Employee shall not have a Good Reason to terminate employment.

3.2 Compensation Following Termination Prior to End of the Term. In the event that Employee’s employment pursuant to this Agreement is terminated prior to the end of the Term, Employee shall be entitled to the following compensation and benefits upon such termination:

3.2.1 Payment of Base of Salary. In the event that Employee’s employment is terminated pursuant to any subsection of Section 3.1 of this Agreement, Company shall pay to Employee, Employee’s spouse or Employee’s estate, as the case may be, any amounts due to Employee for Base Salary through the Separation Date in accordance with applicable law.

3.2.2 Payment of Incentive Compensation. In the event that Employee’s employment is terminated prior to the expiration of the Term pursuant to subsections 3.1.1; 3.1.2; 3.1.3; 3.15 (with proper notice); 3.1.6; or 3.1.7 of Section 3.1 of this Agreement, Company shall, within 14 calendar days following the Separation Date or following the expiration of any revocation and/or rescission period in any applicable release of claims, whichever is later, also pay to Employee, Employee’s spouse or Employee’s estate, as the case may be, an amount equivalent to a pro rata portion of any payment under the Company’s Incentive Compensation Plan to which Employee would have been entitled pursuant to Section 2.2 of this Agreement and the Company’s policies had Employee remained employed through the end of the year in question, to be determined at the sole discretion of the Compensation Committee of the Board.

3.2.3 Payment of Severance for Termination By Company Without Cause or By Employee for Good Reason. In the event that Employee’s employment is terminated by the Company at the end of the term in accordance with Section 1.2 (Term), or prior to the expiration of the Term pursuant to subsection 3.1.6 (By Company Without Cause) or 3.1.7 (By Employee for Good Reason), and provided Employee has executed a written release to Company in substantially the same form attached hereto as Exhibit A and the revocation and/or rescission period specified therein has expired, Company shall also continue to pay, as severance pay, Employee’s Base Salary at the rate in effect on the Separation Date, for a period of 6 months following the Separation Date if employment is terminated by either party within the first 6 months of Employee’s employment with the Company, and for a period of 12 months following the Separation Date if employment is terminated at or after 6 months of Employee’s employment with the Company. Such payments will be at usual and customary pay intervals of Employer and will be subject to all appropriate deductions and withholdings. In the event that a Change in Control occurs, to the extent Employee receives related severance benefits, Employee shall be entitled to receive either of the following options at the Employee’s discretion: (a) severance pay to be capped at an amount $1.00 below the allowable amount under Internal Revenue Code Sections 280G and 4999, or (b) unreduced severance pay, with Employee assuming all responsibility for any excise tax liability.

Additionally, pursuant to the terms and conditions set forth in Employee’s applicable Stock Option Agreements with Company, Company agrees that, notwithstanding anything to the contrary set forth in such Stock Option Agreements or Company’s Stock Incentive Plan, as may be amended from time to time, during the two-year period following the Separation Date, Employee shall be permitted to exercise immediately all Options granted to Employee that have vested as of the Separation Date and those Options that would have vested within one year of the Separation Date had Employee’s employment with Company not terminated. Notwithstanding anything to the contrary set forth in such Stock Option Agreements or Company’s Stock

Incentive Plan, the Company shall have a right, following the Separation Date, to buy back all such Options granted to Employee based on the per share exercise price under the applicable option agreement. The parties hereto agree and acknowledge that, with respect to any Options previously granted to Employee that were intended by the parties to be treated as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, such Options, to the extent they may be exercised by Employee more than 90 days following the Separation Date shall be treated as non-qualified Options, notwithstanding any provision in Employee’s Stock Option Agreements to the contrary.

In the event that a Change in Control occurs, and Employee is not terminated, the vesting schedule of Options held by Employee shall accelerate such that on the date the Change of Control is completed 50% of any unvested shares of Employee shall immediately vest and shall anything to the contrary set forth in Employee’s applicable Stock Option Agreements with the Company or Company’s Stock Incentive Plan; provided, however, that if, in connection with the consummation of the transaction resulting in the Change in Control, Employee receives a cash payment with respect to each Option equal to the difference or “spread” between (i) the per share amount paid to holders of Common Stock in such transaction and (ii) the per share exercise price under the applicable option agreement, his Options shall be cancelled upon the consummation of the Change in Control in exchange for such cash payment.

In the event that a Change in Control occurs, and Employee is terminated, the vesting schedule of Options held by Employee shall accelerate such that on the date the Change of Control is completed 100% of any unvested shares of Employee shall immediately vest and shall be exercisable during the five-year period following the Separation Date notwithstanding anything to the contrary set forth in Employee’s applicable Stock Option Agreements with the Company or Company’s Stock Incentive Plan; provided, however, that if, in connection with the consummation of the transaction resulting in the Change in Control, Employee receives a cash payment with respect to each Option equal to the difference or “spread” between (i) the per share amount paid to holders of Common Stock in such transaction and (ii) the per share exercise price under the applicable option agreement, his Options shall be cancelled upon the consummation of the Change in Control in exchange for such cash payment.

3.2.4 General Provision Regarding Treatment of Options. Except as otherwise specified in Sections 3.2.3 of this Agreement, the terms of the Stock Incentive Plan and Employee’s Stock Option Agreements, as applicable, shall govern the treatment of Employee’s Options following the Separation Date.

3.3 Benefits Following Termination Prior to the End of the Term. In the event that Employee’s employment is terminated pursuant to subsections 3.1.2; 3.1.3; 3.1.6; or 3.1.7 of Section 3.1 of this Agreement, Employee shall, at no cost to Employee, be entitled to continue to participate in Company-provided medical, dental, and life insurance programs for a period of 6 months following the Separation Date if employment is terminated by either party within the first 6 months of Employee’s employment with the Company, and for a period of 12 months following the Separation Date if employment is terminated at or after 6 months of Employee’s employment with the Company – or until Employee obtains comparable benefits through another entity – irrespective of any then pre-existing health conditions of Employee or Employee’s spouse. To avoid adverse tax consequences to Employee under rules that prohibit discrimination in favor of highly compensated individuals with respect to health plan eligibility or benefits, the Company must collect the full fair market value of the cost of Employee’s medical, dental, and life insurance coverage (using applicable COBRA rates to determine the cost of such coverage) from Employee’s salary on an after-tax basis or by personal check from Employee. Because Employee is only obligated to pay the employee share of the cost of coverage during this period, the Company will reimburse Employee on a taxable basis for the difference between the full fair market value of the cost of the coverage and the employee rate. The Company will provide a gross up so the net result is Employee’s payment of the employee rate for coverage.

If this Agreement is terminated as a result of Employee’s death, Employee’s then current spouse shall be entitled to continue to participate in Company-provided medical and dental insurance programs for one year after Employee’s death irrespective of any then pre-existing health conditions, unless, in each case, such continued participation is prohibited by any applicable laws or benefits plans or would otherwise jeopardize the tax qualified status of any such programs. If Company is prohibited by applicable law or benefits plans or would otherwise jeopardize the tax qualified status of any medical, dental, or life insurance plan and as a result Company terminates coverage, it shall promptly reimburse Employee (or Employee’s spouse as the case may be) for the cost of obtaining comparable third party coverage irrespective of any then preexisting health conditions of Employee and/or his spouse.

Except as otherwise provided in this Section 3.3, the benefits to which Employee (or, as applicable, Employee’s spouse or estate) may be entitled upon termination pursuant to the plans and policies of Company specified Article II of this Agreement shall be determined and paid in accordance with such plans and policies.

3.4 Surrender of Records and Property. Upon termination of Employee’s employment with Company, Employee shall deliver promptly to Company all Confidential Information as defined in Section 4.1 and all Company property including, but not necessarily limited to records, manuals, books, blank forms, documents, letters, memoranda, business plans, minutes, notes, notebooks, reports, computer disks, computer software, computer programs (including source code, object code, on-line files, documentation, testing materials and plans and reports), computer print-outs, member or customer lists, credit cards, keys, identification, products, access cards, designs, drawings, sketches, devices, specifications, formulae, data, tables or calculations or copies thereof, and all other tangible or intangible property relating in any way to the business of Company that are the property of Company or any subsidiary or affiliate, if any, or which relate in any way to the business, products, practices or techniques of Company or any subsidiary or affiliate. After returning any such documents, data, and other property Employee will permanently delete from any electronic media in Employee’s possession, custody, or control (such as computers, cell phones, hand-held devices, back-up devices, zip drives, PDAs, etc.), or to which Employee has access (such as remote e-mail exchange servers, back-up servers, off-site storage, etc.), all documents or electronically stored images of the Company, including writings, drawings, graphs, charts, sound recordings, images, and other data or data compilations stored in any medium from which such information can be obtained.

Furthermore, Employee agrees that, on or before the Separation Date, Employee will provide the Company with a list of any documents that Employee created as, or is otherwise aware to be, password protected and the password(s) necessary to access such password-protected documents.

ARTICLE IV: CONFIDENTIAL INFORMATION

4.1 Definition. For purposes of this Agreement, “Confidential Information” means any information that is not generally known to the public or to other persons who can obtain economic value from its disclosure or use; information which derives independent economic benefit from not being known to such persons; and/or information about the activities or business of Company that is not generally known to others engaged in similar business or activities, its products, services, finances, trade secrets, contracts, patents filed or pending, the techniques used in completing customer projects, research and development, data and information, processes, designs, engineering, marketing plans or techniques, organization or operation. The foregoing list is intended to be illustrative rather than comprehensive. Additionally, the term “Confidential Information” shall mean any confidential information as that term is defined in any other agreements Employee has entered with the Company, in any Company policies, as well as in any agreement the Company may have with its customers or other third parties from time to time.

4.2 Nondisclosure. During the term of this Agreement or at any time thereafter, Employee agrees not to disclose Confidential information to any other third party or company, other than in connection with Employee’s employment with Company, or use such information, directly or indirectly, for any purpose whatsoever, without the prior written consent of Company.

4.3 Confidential Information of Others.

4.3.1 No Conflicts. Employee represents that Employee’s performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to the execution of this Agreement. Employee has not entered into, and shall not enter into, any agreement, either written or oral, in conflict with this Agreement.

4.3.2 No Unauthorized Use of Others’ Secrets. Employee represents that Employee has not brought and will not bring with Employee to the Company, or use in the performance of my responsibilities at the Company, any materials or documents of a present or former employer or client that are not generally available to the public, unless Employee has obtained the express written authorization from the present or former employer or client for their possession and use and provided a copy of such authorization to the Company.

4.4 The terms of this Article 4 are in addition to, and not in lieu of, the covenants set forth in the Non-Disclosure Noncompetition Agreement dated October 26, 2014 as well as any statutory or other contractual or legal obligation to which Employee may be subject relating to the protection of Confidential Information.

ARTICLE V: INVENTIONS

5.1 Disclosure and Assignment of Inventions and Other Works. During the term of this Agreement and for one year following the Separation Date, Employee shall promptly disclose to Company in writing all ideas, improvements and discoveries, whether or not such are patentable or copyrightable, and whether or not in writing or reduced to practice (“Inventions”) and any writings, drawings, diagrams, charts, tables, databases, software (in object or source code and recorded on any medium), and any other works of authorship, whether or not such are copyrightable (“Works of Authorship”) that are conceived, made, discovered, written or created by Employee alone or jointly with any person, group or entity, whether during the normal hours of his employment at Company or on Employee’s own time. Employee hereby assigns all rights to all such Inventions and Works of Authorship to Company. Employee shall give Company all the assistance it reasonably requires for Company to perfect, protect, and use its rights to such Inventions and Works of Authorship. Employee shall sign all such documents, take all such actions and supply all such information that Company considers necessary or desirable to transfer or record the transfer of Company’s entire right, title and interest in such Inventions and Works of Authorship and to enable Company to obtain exclusive patent, copyright, or other legal protection for Inventions and Works of Authorship anywhere in the world, provided Company shall bear all reasonable expenses of Employee in rendering such cooperation.

5.2 Notice and Acknowledgement. In accordance with Minnesota Statute § 181.78, the foregoing Section 5.1 does not require Employee to assign or offer to assign to Company any of Employee’s rights in an Invention that Employee developed entirely on Employee’s own time without using Company’s equipment, supplies, facilities or trade secret information, and (1) that does not relate directly to Company’s business or to Company’s actual or demonstrably anticipated research or development, or (2) that does not result from any work performed by Employee for Company. For the purpose of this Section, “Company’s business” shall be defined as development pertaining to implantable medical devices to treat obesity or devices to apply signals to a vagus nerve to treat a gastrointestinal disorder (e.g., obesity, pancreatitis or irritable bowel syndrome).

To the extent a provision in this Agreement purports to require Employee to assign Inventions otherwise excluded by this paragraph, the provision is against the public policy of the State of Minnesota and is unenforceable. By signing this Agreement, Employee acknowledges receipt of the notification required by Minnesota Statute § 181.78.

5.3 Previous Works or Inventions. As a matter of record Employee has identified in Exhibit B attached hereto all Works of Authorship or Inventions that have been generated or conceived or first reduced to practice, written, composed, created or learned by Employee, alone or jointly with others, prior to Employee’s employment by the Company, which Employee desires to remove from the operation of this Agreement. Employee represents and warrants that such list is complete and accurate. If there is no such list Exhibit B, Employee represents that Employee has no such Inventions or Works of Authorship at the time of signing this Agreement.

ARTICLE VI: NONCOMPETITION AND NONSOLICITATION

6.1 Agreement Not to Compete. During the Term of Employee’s employment by Company, and for a period of 1 (one) year from the Separation Date (whether termination of employment is occasioned by Employee or Company), Employee shall not, directly or indirectly, in any place in the world, render services to any conflicting organization, or engage in competition with Company, in any manner or capacity, nor direct any other individual or business enterprise to engage in competition with Company in any manner or capacity, (e.g., as an advisor, principal, agent, partner, officer, director, stockholder of more than 1% of the outstanding shares of the capital stock of a publicly traded company, employee, member of any association or limited liability company or otherwise) on any products competitive with

Company’s existing products, any products competitive with Company’s announced products or any products competitive with Company’s pending products that have not yet been announced but which Employee has, or should have, actual or constructive knowledge. For the purposes of this Section, “conflicting organization” shall be defined as any person, corporation or entity that competes with any product, process or service, in existence or under development, of Company pertaining to implantable medical devices to treat obesity or devices to apply signals to a vagus nerve to treat a gastrointestinal disorder (e.g., obesity, pancreatitis or irritable bowel syndrome).

6.2 Agreement Not to Solicit. Employee hereby acknowledges that the Company’s customers constitute vital and valuable aspects of its business on a worldwide basis. In recognition of that fact, for a period of one (1) year following the Separation Date (whether termination of employment is occasioned by Employee or Company), Employee shall not solicit, or assist anyone else in the solicitation of, any of the Company’s then-current customers to terminate their respective relationships with the Company and to become customers of any enterprise with which Employee may then be associated, affiliated or connected.

6.3 Agreement Not to Recruit.

Employee hereby acknowledges that the Company’s employees, consultants and other contractors constitute vital and valuable aspects of its business and missions on a worldwide basis. In recognition of that fact, for a period of one (1) year following the Separation Date (whether termination of employment is occasioned by Employee or Company), Employee shall not solicit, or assist anyone else in the solicitation of, any of the Company’s then-current employees, consultants and other contractors to terminate their respective relationships with the Company and to become employees, consultants and other contractors of any enterprise with which Employee may then be associated, affiliated or connected.

6.4 Judicial Enforcement.

6.4.1 Employee and the Company agree that, if the period of time or the scope of any of the provisions set forth in this Article 6 shall be adjudged unreasonably overbroad in any court or other proceeding, then the period of time and/or scope shall be modified accordingly so that the covenants contained herein may be enforced to the fullest extent permissible by law.

6.4.2 In the event of a breach or violation of any provision of this Article 6 by Employee, the parties agree that, in addition to any other remedies it may have, the Company shall be entitled to equitable relief for specific performance, and Employee hereby agrees and acknowledges that the Company has no adequate remedy at law for the breach of the employment covenants contained herein.

6.5 The terms of this Article 6 are in addition to, and not in lieu of, the covenants set forth in the Nondisclosure and Noncompetition Agreement, as well as any statutory or other contractual or legal obligation to which Employee may be subject relating to non-competition and non-solicitation.

ARTICLE VII: MISCELLANEOUS PROVISIONS

7.1 Company Remedies. Employee acknowledges and agrees that the restrictions and agreements contained in this Agreement are reasonable and necessary to protect the legitimate interests of Company, that the services to be rendered by Employee are of a special, unique and extraordinary character, that it would be difficult to replace such services and that any violation of Articles IV, V or VI of this Agreement would be highly injurious to Company, that Employee’s violation of any of Articles IV, V or VI of this Agreement would cause Employer irreparable harm that would not be adequately compensated by monetary damages and that the remedy at law for any breach of any of the provisions of Articles IV, V and VI will be inadequate. Accordingly, Employee specifically agrees that Company shall be entitled, in addition to any remedy at law, to preliminary and permanent injunctive relief and specific performance for any actual or threatened violation of this Agreement and to enforce the provisions of Articles IV, V and VI of this Agreement.

7.2 Assignment. This Agreement shall not be assignable, in whole or in part, by Employee without the written consent of Company and any purported or attempted assignment or transfer of this Agreement or any of Employee’s duties, responsibilities or obligations hereunder shall be void. This Agreement is binding upon Employee, Employee’s heirs and personal representatives. This Agreement shall inure to the benefit of and be binding upon Company and its successors and assigns. Notwithstanding the foregoing, Company may, without the consent of Employee, assign its rights and obligations under this Agreement to any business entity that has become the successor to Company in the event of a sale, merger, liquidation or similar transaction. After any such assignment by Company, Company shall be discharged from all further liability hereunder and such successor assignee shall thereafter be deemed to be Company for the purposes of all provisions of this Agreement.

7.3 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing, shall be deemed to have been duly given on the date of service if personally served on the parties to whom notice is to be given, or on the third day after mailing if mailed to the parties to whom notice is given, whether by first class, registered, or certified mail, and properly addressed as follows:

If to the Company, at:	EnteroMedics Inc.
2800 Patton Road
St. Paul, MN 55113

If to Employee, at:	26321 607th Street
Mantorville, MN 55955

Any party may change the address for the purpose of this Section by giving the other written notice of the new address in the manner set forth above.

7.1 Governing Law/Venue. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Minnesota, without regard to conflicts of laws principles thereof. The parties agree that any disputes arising out of this Agreement shall be venued in Minnesota District Court, Hennepin County, or United States

District Court, District of Minnesota. The parties consent to the exclusive jurisdiction of the Minnesota District Court, Hennepin County, or the United States District Court for the District of Minnesota, for this purpose.

7.2 Arbitration. The parties irrevocably consent that any litigation commenced or arising in connection with the interpretation or enforcement of this Agreement that has not been settled through negotiation within a period of thirty (30) days after the date on which either party shall first have notified the other party in writing of the existence of a dispute shall be settled by final and binding arbitration under the then-applicable Commercial Arbitration Rules of the American Arbitration Association (“AAA”). Any such arbitration shall be conducted by one (1) neutral arbitrator appointed by mutual agreement of the parties or, failing such agreement, in accordance with the AAA Rules. The arbitrator shall be an experienced attorney with a background in employment law. Any arbitration shall be conducted in Minneapolis, Minnesota. An arbitration award may be enforced in any court of competent jurisdiction. Notwithstanding any contrary provision in the AAA Rules, the following additional procedures and rules shall apply to any such arbitration:

(A)	Each party shall have the right to request from the arbitrator, and the arbitrator shall order upon good cause shown, reasonable and limited pre-hearing discovery, including (1) exchange of witness lists, (2) depositions under oath of named witnesses at a mutually convenient location, (3) written interrogatories, and (4) document requests;

(B)	Upon conclusion of the pre-hearing discovery, the arbitrator shall promptly hold a hearing upon the evidence to be adduced by the parties and shall promptly render a written opinion and award;

(C)	The arbitrator may award damages or injunctive relief consistent with the terms of this Agreement but may not award or assess punitive damages against either party; and

(D)	Each party shall bear his or its own costs and expenses of the arbitration and one-half (1/2) of the fees and costs of the arbitrator, subject to the power of the arbitrator, in his or her sole discretion, to award all such reasonable costs, expenses and attorneys’ fees to the prevailing party.

7.3 Construction. Notwithstanding the general rules of construction, both Company and Employee acknowledge that both parties were given an equal opportunity to negotiate the terms and conditions contained in this Agreement, and agree that the identity of the drafter of this Agreement is not relevant to any interpretation of the terms and conditions of this Agreement.

7.4 Severability. hi the event any provision of this Agreement (or portion thereof) shall be held illegal or invalid for any reason, said illegality or invalidity shall not in any way affect the legality or validity of any other provision of this Agreement. To the extent any provision (or portion thereof) of this Agreement shall be determined to be invalid or unenforceable in any jurisdiction, such provision (or portion thereof) shall be deemed to be deleted from this Agreement as to such jurisdiction only, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.

7.5 Entire Agreement. This Agreement, as well as the exhibits hereto and any agreements referenced herein, is the final, complete and exclusive agreement of the parties and sets forth the entire agreement between Company and Employee with respect to Employee’s employment by Company, and there are no undertakings, covenants or commitments other than as set forth herein. The Agreement may not be altered or amended, except by a writing executed by Employee and a member of the Board. Except as otherwise indicated, this Agreement supersedes, terminates, replaces and supplants any and all prior understandings or agreements between the parties relating in any way to the hiring or employment of Employee by Company.

7.6 Survival. The parties expressly acknowledge and agree that the provisions of this Agreement that by their express or implied terms extend beyond the expiration of this Agreement or the termination of Employee’s employment under this Agreement, shall continue in full force and effect, notwithstanding Employee’s termination of employment under this Agreement or the expiration of this Agreement.

7.7 Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

7.8 Attorneys’ Fees. Upon receipt by Company of a statement for legal services from the attorneys representing Employee, Company shall reimburse Employee or pay on behalf of Employee the reasonable and necessary attorneys’ fees and associated expenses incurred by Employee in connection with the negotiation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ENTEROMEDICS INC.			EMPLOYEE

By:	/s/ Mark B. Knudson		By:	/s/ Bradford Hancock
	Mark B. Knudson			Bradford Hancock
	Its:	President and CEO

Date:	February 2, 2015		Date:	January 9, 2015

EXHIBIT A

GENERAL RELEASE

This General Release is made and entered into as of the      day of             , by Employee (“Employee”).

WHEREAS, EnteroMedics Inc. (“Company”) and Employee are parties to an Employment Agreement dated                     ;

WHEREAS, Employee intends to settle any and all claims that Employee has or may have against Company as a result of Employee’s employment with Company and the cessation of Employee’s employment with Company; and

WHEREAS, Under the terms of the Employment Agreement, which Employee agrees are fair and reasonable, Employee agreed to enter into this General Release as a condition precedent to the severance arrangements described in Article III of the Employment Agreement.

NOW, THEREFORE, in consideration of the provisions and the mutual covenants herein contained, the parties agree as follows:

1. Release. For the consideration expressed in the Employment Agreement, Employee does hereby fully and completely release and waive any and all claims, complaints, causes of action, demands, suits and damages, of any kind or character, which Employee has or may have against the Released Parties, as hereinafter defined, arising out of any acts, omissions, conduct, decisions, behavior or events occurring up through the date of Employee’s signature on this General Release, including Employee’s employment with Company and the cessation of that employment. For purposes of this General Release, “Released Parties” means collectively Company, its predecessors, successors, assigns, parents, affiliates, subsidiaries, related companies, officers, directors, shareholders, agents, servants, employees and insurers, and each and all thereof.

Employee understands and accepts that Employee’s release of claims includes any and all possible discrimination claims, including, but not limited to, claims based upon: Title VII of the Federal Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act; the Americans with Disabilities Act; the Equal Pay Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act; the Minnesota Human Rights Act; Minn. Stat. §181.81; or any other federal, state or local statute, ordinance or law, except for any claims raised with the Equal Employment Opportunity Commission (“EEOC”), or other local civil rights enforcement agency. Employee also understands that Employee is giving up all other claims, including those grounded in contract or tort theories, including, but not limited to: wrongful discharge; violation of Minn. Stat. §176.82; breach of contract; tortious interference with contractual relations; promissory estoppel; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge defamation and self-publication defamation; discharge in violation of public policy; whistleblower; intentional or negligent infliction of emotional distress; or any other theory, whether legal or equitable.

Employee further understands that Employee is releasing, and does hereby release, any claims for damages, by charge or otherwise, whether brought by Employee or on Employee’s behalf by any other party, governmental or otherwise, and agrees not to institute any claims for damages via administrative or legal proceedings against any of the Released Parties. Employee also waives and releases any and all rights to money damages or other legal relief awarded by any governmental agency related to any charge or other claim against any of the Released Parties.

This General Release does not apply to any post-termination claim that Employee may have for benefits under the provisions of any employee benefit plan maintained by Company.

Employee’s release of claims shall not apply to any claims Employee might have to indemnification under Minnesota Statute §302A.521, any other applicable statute or regulation or Company’s by-laws.

2. Right to Revoke or Rescind. Employee is hereby informed of Employee’s right to revoke the release of claims, insofar as it extends to potential claims under the Age Discrimination in Employment Act, by informing the Company of Employee’s intent to do so within 7 calendar days following the signing of this Agreement. Employee is also informed of Employee’s right to rescind Employee’s release of claims, insofar as it extends to potential claims under the Minnesota Human Rights Act, by delivering a written rescission to the Company within 15 calendar days after the signing of this Agreement. Employee understands that any such revocation or rescission must be made in writing and delivered by hand or by certified mail, return receipt requested, postmarked on or before the last day within the applicable revocation period to: EnteroMedics, 2800 Patton Road, St. Paul, MN 55113.

If Employee exercises the right to revoke or rescind any portion of the release of claims, the Company may, at its option, either nullify this Agreement in its entirety, or keep it in effect in all respects other than as to that portion of the release of claims that Employee has revoked or rescinded. Employee agrees and understands that if the Company chooses to nullify the Agreement in its entirety, the Company will have no obligations under this Agreement.

3. Acceptance Period; Advice of Counsel. The terms of this General Release will be open for acceptance by Employee for a period of 21 days during which time Employee may consider whether or not to accept this General Release. Employee agrees that changes to this General Release, whether material or immaterial, will not restart this acceptance period. Employee is hereby advised to seek the advice of an attorney regarding this General Release.

4. Binding Agreement. This General Release shall be binding upon, and inure to the benefit of, Employee and Company and their respective successors and permitted assigns.

5. Representation. Employee hereby acknowledges and states that Employee has read this General Release. Employee further represents that this General Release is written in language that is understandable to Employee, that Employee fully appreciates the meaning of its terms, and that Employee enters into this General Release freely and voluntarily.

IN WITNESS WHEREOF, Employee, after due consideration, has authorized, executed and delivered this General Release all as of the date first written.

Employee

EXHIBIT B

LIST OF ALL WORKS OF AUTHORSHIP AND INVENTIONS

TO ENTEROMEDICS, INC.:

The following is a complete list of all works of authorship or inventions that may be relevant to the subject matter of my service as an employee of EnteroMedics, Inc. (the “Company”) and that have been written, composed, created, generated, conceived or first reduced to practice or learned by me, alone or jointly with others, prior to my employment by the Company:

☐	There are no such works of authorship or inventions.

☐	See below:

☐	Additional Sheets are Attached.

(Employee’s signature)

(Employee’s name — please print)

Date: